Exhibit 99.1

W e connect brands and influential storytellers to reach hyper - engaged audiences for your brand. © 2022 Vocal for Brands. All rights reserved.

V o c al is a storytelling platform for creators and their audiences As the destination for original, authentic stories, Vocal is home to millions of creators - of - all - types, who share diverse, culturally relevant stories to their audiences. We use the power of community and technology to help brands reach their audiences through engaging and impactful storytelling. Explore Vocal © 2022 Vocal for Brands. All rights reserved.

V o c al is powered by creators of all shapes and sizes… Authors Graphic Designers Writers Poets Illustrators Fashion Bloggers Videographers Fitness Instructors Developers Musicians Chefs Painters Dancers Scrapbookers Screenwriters Mixologists Photographers Sci - Fi Geeks Cannabis Enthusiasts Relationship Experts Beauty Bloggers Travel Influencers Gamers Podcasters NFT Artists Animal Lovers Environmentalists + millions more © 2022 Vocal for Brands. All rights reserved.

200m Global reach from Vocal creators 1.5m Creators on Vocal 4min Avg. time engaging with Branded Stories on Vocal 40 Topic - specific communities Reach Creators Engagement Community © 2022 Vocal for Brands. All rights reserved.

We've partnered our creators with the world's leading brands © 2022 Vocal for Brands. All rights reserved.

Stories work better than ads Vocal for Brands pairs influential creators with brands to harness the power of great storytelling without interru p tion . We work with your brand to build custom, cross - channel assets for campaigns ranging from targeted content to large - scale brand awareness initiatives, and everything in - between. Consumers find branded content 22x more engaging than display advertising Brand recall is 59 % higher for branded content than other digital ads Consumers spend 2x more money when they feel a personal connection with a brand © 2022 Vocal for Brands. All rights reserved.

W e combine content and influencer marketing to reach your target audience. © 2022 Vocal for Brands. All rights reserved.

Branded Stories Our influential storytellers are skilled at bringing brands into their audience ’ s worlds through authentic, organic storytelling that builds affinity and drives conversions. What's included: • Content strategy development • Access to Vocal ’ s network of creators • A series of sponsored campaign stories • Bespoke, brand - friendly design • Promotional notifications and calls to action • Dynamic reporting • Social promotion © 2022 Vocal for Brands. All rights reserved.

Identify We identify top creators to work with your brand based on their audiences' interest, demographics, and reach. Create We collaborate with your brand and approved creators to produce campaign - optimized Vocal stories and social assets. Promote Creators share on Vocal and their social profiles. We use our first - party data to create targeted audiences to promote via paid media and influencer whitelisting. Branded Stories Process © 2022 Vocal for Brands. All rights reserved.

Branded Challenges Reach our entire creator community and create lasting brand affinity through Branded Challenges, and Vocal ’ s creators will create a collection of original branded stories for your brand. Vocal takes a data - centric view to determine which stories can be adapted into others forms to make an impact for future campaigns. What's included: • 1.5M + creators prompted to create content for your brand • Placement on Vocal ’ s homepage and announcements • Placement on marketing materials • Placement on social media posts and ads related to the Challenge • Opportunity for your brand to participate as a judge • Access to winning stories for use in your promotional materials • Offer participants brand incentives ( coupons, exclusive offers, etc. ) © 2022 Vocal for Brands. All rights reserved.

Let’s connect Ready to tell your brand's story with Vocal? Connect with us to get started. Dana Dench Head of Brand Partnerships dana.dench @ vocalforbrands.com © 2022 Vocal for Brands. All rights reserved.